ICT Integrated Circuit Testing GmbH Letterhead


MRS Technology, Inc.
10 Elizabeth Drive
Chelmsford, MA 01824-4112
USA

Attn..: Jack Steele, Vice President

Bearbeiter: R.  L.  Haas
Durchwahl: 089-909994-12
Datum: 30.September 1996


Business Agreement between MRS and ICT dated October 19th, 1994.
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Dear Mr. Steele,

the Agreement on the Transfer of Distribution Rights between ICT Integrated Circuit Testing Gesellschaft fur Halbleiterpruftechnik mbH, Heimstetten and EBETECH Electron-Beam Technology Vertriebs GmbH, Heimstetten as well as with MRS Technology, Inc., Chelmsford, MA illustrates the consent of all parties to the transfer of the Distribution Rights from MRS to EBETECH.

1. These Distribution Rights were part of a whole set of contractual transactions between ICT and MRS on the Business Agreement and its associated other agreements as of October 19th, 1994. Along with the above mentioned Agreement on the Transfer of Distribution Rights, this letter proposes to settle a part of these contractual transactions which still are to be fulfilled under the terms and provisions of the above mentioned Business Agreement.

2. The provisions under section 3.4 of said Business Agreement which specify ICT's obligation to deliver two Beta Tester Units and MRS's obligation to accept these two Beta Tester Units and pay for them will be considered fulfilled and are herewith waived.

3. The payment by MRS of the aggregate purchase price for two Beta Tester Units amounting to US$ 1,000,000,-- (DM 1.484.900,--) is owed now by EBETECH to MRS according to the Purchase Agreement between ICT and EBETECH as of September 26th, 1996. It is agreed upon that this prepayment deposit is considered as the purchase price for the two Beta Tester Units owed to MRS by EBETECH. This purchase price is not to be paid by EBETECH immediately but can be discharged by future net sales proceeds received by EBETECH.

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4.  ICT hereby revokes and terminates the warrant it holds
pursuant to the Warrant Issuance Agreement which is part of the above mentioned Business Agreement.

Please confirm the above mentioned letter agreement by your signature below and return this letter by Fax. Thank you for your efforts.

Signed and approved as of date of this letter,


ICT Integrated Circuit Testing Gesellschaft fur
Halbleiterpruftechnik mbH
/s/Dr. Hans-Peter Feuerbaum
/s/Peter Fazekas

EBETECH Electron-Beam Technology
Vertriebs GmbH
/s/ Richard L.Haas

MRS Technology, Inc.
/s/ John L.Steele, Jr.
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